Exhibit 99.1

IMMEDIATE RELEASE	April 16, 2008
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President / CFO	The Trout Group
614 822 2330	646 378 2924
NEOPROBE RECEIVES REGULATORY CLEARANCE FOR LYMPHOSEEK CLINICAL STUDY
Lymphoseek Phase 3 Breast Cancer & Melanoma Trial Enrollment Cleared
DUBLIN, OHIO – April 16, 2008 – Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that Neoprobe has been informed by FDA of its agreement with the Company’s plan to commence patient enrollment in a Phase 3 multi-center clinical study to evaluate the safety and efficacy of Lymphoseek®, a lymphatic tissue targeting agent being developed by the Company. The agreement for the Company to commence enrollment follows FDA’s review of Neoprobe’s responses to information requested by FDA related to prior submissions by the Company regarding the chemistry, manufacturing and control and prior clinical testing of Lymphoseek. Neoprobe intends to enroll approximately two hundred (200) patients at up to twenty-five cancer treatment centers in the United States and Europe under the amended Phase 3 clinical protocol. Lymphoseek is intended to be used in biopsy procedures for the detection of lymph nodes in patients with breast cancer, melanoma and other tumor types.
David Bupp, Neoprobe’s President, said, “To date, the clinical and preclinical results that have been completed demonstrate the benefits of Lymphoseek. We believe the safety and efficacy of Lymphoseek will be further supported by the completion of Phase 3 multi-center studies. In preparation for the initiation of the Phase 3 clinical studies, Neoprobe met with potential Phase 3 investigators at the Society of Surgical Oncology meeting in late March. We expect to begin patient enrollment in the first Phase 3 clinical study shortly after the FDA-approved clinical protocol and associated materials receive final clearance from review committees of the investigational sites.”
The Company is also preparing for a second Phase 3 trial to involve less than 200 evaluable patients with head and neck squamous cell carcinoma. The second Phase 3 study is proposed to be conducted in patients undergoing full nodal dissection for the staging of head and neck squamous cell carcinoma and is intended to validate Lymphoseek as a lymph node targeting agent for use in Intraoperative Lymphatic Mapping procedures. The Company hopes to commence this second Phase 3 trial around mid-year.
Neoprobe also announced today in a separate news release that it has agreed to terms regarding $3 million of funding in the second tranche of investment in the Company by Platinum-Montaur Life Sciences LLC.
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

NEOPROBE CORPORATION
ADD – 2
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.